Exhibit 5.1

February 5, 2008

Union Pacific Corporation

1400 Douglas Street

Omaha, NE 68179

Re:	Union Pacific Corporation $750,000,000 5.700% Notes due 2018

Ladies and Gentlemen:

As Assistant General Counsel of Union Pacific Corporation, a Utah corporation (the “Company”), I have delivered to you an opinion letter dated March 6, 2007 in connection with the Company’s registration statement on Form S-3, File No. 333-141084 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 6, 2007. The Registration Statement was filed for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the following securities: (i) unsecured debt securities of the Company, in one or more series (the “Debt Securities”), (ii) preferred stock of the Company, no par value, (the “Preferred Stock”), in one or more series, (iii) securities warrants of the Company to purchase Debt Securities or Preferred Stock, and (iv) common stock of the Company, $2.50 par value per share. This opinion relates to the offer and sale of an aggregate principal amount of $750,000,000 of 5.700% Notes due 2018 (the “Notes”) to be issued under an Indenture by and between the Company and The Bank of New York, successor to JPMorgan Chase Bank, N.A. (the “Indenture”).

In connection with this opinion, I, or attorneys under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and proceedings as I have considered necessary for the purposes of this opinion. I, or attorneys under my supervision, have also examined and am familiar with the proceedings taken by the Company to authorize the issuance and sale of the Notes and Debentures. In addition, I have examined a copy of the Registration Statement, including the exhibits thereto, and a copy of the Prospectus dated March 6, 2007 (the “Prospectus”) included in the Registration Statement and a copy of a Prospectus Supplement to the Prospectus, dated February 1, 2008 (the “Prospectus Supplement”).

In rendering this opinion I have assumed, without independent investigation: (i) the authenticity of all documents submitted to me as originals; (ii) the conformity to original documents of all documents submitted as certified or photostatic copies; and (iii)

the genuineness of all signatures. As to questions of material fact relating to the opinions expressed herein, I have relied upon such certificates of public officials, corporate agents and officers of the Company and such other certificates as I have deemed relevant.

Based upon and subject to the foregoing and other qualifications and limitations set forth herein, I am of the opinion that when the Notes have been duly executed, delivered and authenticated in accordance with the terms of the Indenture, and the consideration for the Notes has been duly received by the Company, all in the manner contemplated by the said Registration Statement, the Notes will be legally issued and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and will be entitled to the benefits of the Indenture.

My opinion is limited in all respects to the corporate laws of the State of Utah, the laws of the State of New York and the laws of the United States of America, and I express no opinion with respect to the laws of any other jurisdiction. Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is provided as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

In addition, I hereby consent to the use of my opinion included herein and to the use of my name under the heading “Legal Matters” in the Prospectus Supplement. In rendering this opinion and giving this consent, I do not admit that I am an “expert” within the meaning of Section 7 of the Securities Act and the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ James J. Theisen, Jr.
James J. Theisen, Jr.
Assistant General Counsel
Union Pacific Corporation

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